EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Nastech Pharmaceutical Company Inc. Provides Update on Parathyroid Hormone
(PTH1-34) Nasal Spray for Treatment of Osteoporosis
Bothell, Wash., Dec. 4, 2006 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) today provided a progress report on the significant clinical development program currently being conducted and planned for the Parathyroid Hormone (PTH1-34) Nasal Spray, which is under development for the treatment of osteoporosis. Nastech also provided information with regard to an amendment to the contract with Procter & Gamble Pharmaceuticals, Inc., a division of The Procter & Gamble Company, which is developing the drug in collaboration with Nastech.
During 2006, P&G completed a pharmacokinetic study in post-menopausal women and elderly men. In that study, PTH1-34 Nasal Spray demonstrated a positive safety profile over a range of doses and produced similar exposure levels compared to the approved injected PTH1-34. Subsequently, P&G initiated a biomarker study in patients with low bone mass to measure blood markers of both bone formation and bone resorption. This study is expected to be completed during the second quarter of 2007. An additional Phase II dose ranging study has been added to the clinical development program and is planned to begin later in 2007.
Nastech and P&G believe that the additional data resulting from the on-going and planned studies are important for the FDA regulatory pathway. The clinical program for PTH1-34 Nasal Spray is being developed as a 505(b)(2) filing.
“We are fully supportive of the clinical pathway moving forward on PTH1-34,” said Mark A. Collar, President, P&G Global Pharmaceuticals & Personal Health. “P&G has a long history in the osteoporosis field, and we are leveraging this expertise to bring the best development efforts possible to this new potential therapeutic product. Nastech is an excellent partner and we look forward to future progress on this clinical program.”
On November 16, 2006, P&G contacted Nastech to discuss performing an additional clinical study, as stated above, and, as a consequence, amending the contract. Subsequently, effective December 4, 2006, a contract amendment was executed. In the amendment, the $15 million in payments Nastech expected to receive in 2006 are deferred to a $5 million payment on the initiation of the additional phase II clinical study and a $10 million payment on initiation of a phase III clinical study. Nastech still has the potential to receive up to $577 million in development and sales milestones, including $17 million that Nastech has received to date, depending upon the successful completion of specified development, regulatory, and commercialization goals and will receive double-digit, escalating royalties on product sales as was previously announced. P&G will also continue to reimburse Nastech for development activities performed by Nastech under the collaboration agreement.
“The PTH1-34 Nasal Spray clinical development program has made significant progress in 2006 and we are pleased with P&G’s commitment to advancing the clinical development program in a manner that maximizes the potential for regulatory approval and successful commercialization of this important product candidate,” stated Steven C. Quay, M.D., Ph.D., Chairman, President and CEO of Nastech. “A patient-friendly, non-invasive nasal spray dosage form of PTH1-34 would provide osteoporosis patients and their doctors with a preferred alternative to the currently required daily injections.”
Conference Call and Webcast Information
Nastech management will host a conference call to discuss this update on PTH1-34 nasal spray for treatment of osteoporosis. The call is scheduled for today, Monday, December 4, 2006, at 4:45 p.m. Eastern Time (1:45 p.m. Pacific Time). To participate in the live conference call, U.S. residents should dial (800) 591-6945 and international callers should dial (617) 614-4911. The access code for the live conference call is 47749903. To access the 24-hour telephone replay, U.S. residents should dial (888) 286-8010 and international callers should dial (617) 801-6888. The access code for the replay is 41985835. Alternatively, log on to http://www.nastech.com to access a live webcast or the subsequent 30-day archive. Please connect to the Investor section of Nastech’s website several minutes prior to the start of the live conference call to ensure adequate time for any software download that may be necessary.
About PTH1-34
PTH1-34 is a fragment of the naturally occurring human parathyroid hormone that is an important regulator of calcium and phosphorus metabolism. When given by daily injection, PTH1-34 has been shown to increase bone mineral density and significantly reduce both vertebral and non-vertebral fractures in postmenopausal women. Daily injections of PTH1-34 are approved for the treatment of postmenopausal osteoporosis and had $149 million in sales during the third quarter of 2006. In February 2006, Nastech and P&G entered into a development and commercialization collaboration for PTH1-34 as an investigational nasal spray. Studies will investigate whether the nasal formulation will produce the same results as daily subcutaneous injections.
About Nastech
Nastech is a pharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. Nastech and its collaboration partners are developing products for multiple therapeutic areas including osteoporosis, diabetes, obesity, respiratory diseases and inflammatory conditions. Additional information about Nastech is available at http://www.nastech.com.

Nastech Forward Looking Statements
Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.
CONTACTS:
Nastech Pharmaceutical Company Inc.
Ed Bell
Senior Investor Relations Manager
(425) 908-3639
ir@nastech.com
Noonan Russo
Matthew Haines (Investors/Media)
(212) 845-4235